[LETTERHEAD OF PRICEWATERHOUSECOOPERS LLP]

                                                                    EXHIBIT 99.1

                       Report of Independent Accountants


To the Board of Directors and
Shareholder of Equity One, Inc.

We have examined management's assertion about Equity One, Inc. and its subsidiaries' (the "Company") compliance with the minimum servicing standards ("standards") identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP") as of and for the year ended November 30, 1999 included in the accompanying management assertion (see Exhibit I). Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the entity's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the standards.

In our opinion, management's assertion that the Company complied with the aforementioned standards as of and for the year ended November 30, 1999 is fairly stated, in all material respects.


PricewaterhouseCoopers LLP
February 18, 2000

                           [LETTERHEAD OF EQUITY ONE]

                                    Exhibit 1

                  Management's Assertion Concerning Compliance
                     with USAP Minimum Servicing Standards


February 18, 2000


As of and for the year ended November 30, 1999, Equity One, Inc. and its subsidiaries (the "Company"), a wholly owned subsidiary of Popular North America, Inc. (the "Parent"), have complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP") solely for the purpose of servicing the residential mortgage loans underlying the Mortgage Pass Through Certificates, Series 1997-1, 1998-1 and 1999-1 (the "Agreement") except as noted as follows:

Instances of non-compliance with Section III.3 of the Uniform Single Attestation Program requiring that tax and insurance payments be made on or before the penalty or insurance policy expiration dates, as indicated on the tax bills and insurance premium notices, respectively, provided that such support has been received by the servicing entity at least thirty (30) calendar days prior to these dates occurred during fiscal 1999. Management is currently working to appropriately train servicing personnel to avoid future problems regarding timely payment of taxes and insurance.

Instances of non-compliance with Section V.3 of the Uniform Single Attestation Program requiring that escrow accounts be analyzed, in accordance with the mortgagor's loan documents, on at least an annual basis occurred during fiscal 1999. Management is currently implementing procedures to avoid further problems regarding the timeliness of escrow analysis.

Instances of non-compliance with Section V.4 of the Uniform Single Attestation Program requiring that interest on escrow accounts be paid or credited to mortgagors in accordance with the applicable state laws occurred during fiscal 1999. Senior management and the compliance department have communicated the need to appropriately calculate interest on escrow balances by state with the servicing department.

As of and for this same period, the Company had in effect fidelity bond and errors and omissions policies through its Parent company with individual coverage for each and every loss of in the amounts of $2,500,000 and $1,000,000, respectively.



/s/ John N. Martella                     2-28-00
-----------------------------            -------------
John N. Martella, EVP                    Date
Servicing


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